Exhibit 10.18

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of June 23, 2006 between Rafaella Apparel Group, Inc. (the “Company”) and Rosemary Mancino (the “Employee”) (together, the “Parties”).

WHEREAS, the Parties wish to establish the terms of Employee’s employment with the Company.

Accordingly, the Parties agree as follows:

1.             Term.  This Agreement and the employment relationship hereunder shall commence on August 14, 2006 (the “Effective Date”) and continue from the Effective Date until the Employee’s employment terminates in accordance with Section 4 of the Agreement.  As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the date the Employee’s employment terminates in accordance with Section 4 of the Agreement.  In the event that the Employee’s employment with the Company terminates, the Company’s obligation to continue to pay all base salary, as adjusted, bonus and other benefits then accrued shall terminate except as may be provided for in Section 5 of this Agreement.

2.             Duties and Title.

2.1     Title.  The Company shall employ the Employee to render exclusive and full-time services to the Company and its subsidiaries.  The Employee shall serve in the capacity of President of Sales & Planning of the Company and shall report to the Chief Executive Officer of the Company (the “CEO”).

2.2     Duties.  The Employee will have such authority and responsibilities and will perform such duties customarily performed by a president of sales & planning of a company in similar lines of business as the Company and its subsidiaries or as may be assigned to the Employee by the CEO in accordance with this paragraph.  The Employee’s responsibilities will include involvement with and direction and planning of sales and merchandising activities.  The Employee will devote all her full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries.

3.             Compensation and Benefits by the Company.  As compensation for all services performed by the Employee for the Company and its subsidiaries, the Company shall provide the Employee the following during the Term:

3.1     Base Salary.  The Company will pay to the Employee an annual base salary of $400,000, payable in accordance with the customary payroll practices of the Company (“Base Salary”).

3.2     Bonus.  The Employee will be eligible to receive an annual bonus (“Bonus”), based on the Employee’s performance and at the discretion of the Employee’s manager.  The Employee’s target Bonus shall be 50% of Base Salary.  There shall be no cap on the amount of the Bonus.  The Bonus will be paid on September 30th of the Company’s fiscal year following the Company’s fiscal year in which the services required for payment have been performed.  The Bonus will be pro rated for any partial year of employment.

3.3     Participation in Employee Benefit Plans.  The Employee shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company, which may be available to other senior management employees of the Company, on the same terms as such other senior management employees.  The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Employee’s consent.

3.4     Vacation.  The Employee shall be entitled to four (4) weeks of paid vacation annually.  Vacation days may not be carried over from one year to the next.

3.5     Expense Reimbursement.  The Employee shall be entitled to receive reimbursement for all appropriate business expenses incurred by her in connection with her duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

3.6     Equity Grant.  The Employee shall be eligible to participate in the Company’s Equity Incentive Plan (the “Equity Incentive Plan”).  The Employee shall receive an initial grant under the Equity Incentive Plan representing 1.0% of the value of the outstanding capital stock of the Company on a fully-diluted, as converted basis as of the Effective Date.  The equity award shall be subject to the terms and conditions of the Equity Incentive Plan and an award agreement between the Company and the Employee.

4.             Termination of Employment.

4.1     The Employee’s employment shall terminate immediately upon her death.

4.2     The Employee’s employment shall terminate upon the Employee’s “Disability.”  For the purposes of this Agreement, “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Employee is unable to perform the essential functions of her job with or without reasonable accommodation for a period of (i) 90 consecutive days; or (ii) 180 days in any one (1) year period.

4.3     By the Company.  The Company may terminate the Employee’s employment at any time during the Term with or without “Cause,” upon written notice by the Company to the Employee, and the Employee’s employment will terminate on the date specified in such written notice.

For the purposes of this Agreement, “Cause” means (i) commission of a felony by the Employee; (ii) acts of dishonesty by the Employee resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries; (iii) the Employee’s material breach of her obligations under this Agreement; (iv) conduct by the Employee in connection with her duties hereunder that is fraudulent, unlawful or grossly negligent, including, but not limited to, acts of discrimination; (v) engaging in personal conduct by the Employee (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) which seriously discredits or damages the Company or its subsidiaries; (vi) contravention of specific lawful direction from the CEO as it relates to the employee’s capacity as President of Sales & Planning or continuing inattention to or continuing failure to adequately perform the duties to be performed by the Employee under the terms of Section 2.2 of this Agreement; or (vii) breach of the Employee’s covenants set forth in Section 6 below before termination of employment; provided, that, the Employee shall have fifteen (15) days after notice from the Company to cure the deficiency leading to the Cause determination (except with respect to (i) above), if curable.  A termination for “Cause” shall be effective immediately (or on such other date set forth by the Company).

4.4     By the Employee.  The Employee may terminate her employment with the Company at any time during the Term for any reason, upon thirty (30) days written notice by the Employee to the Company.

5.             Severance Payment.

5.1     By the Company for Cause or Due to Death or Disability.  If: (i) the Employee’s employment terminates due to her death; (ii) the Company terminates the Employee’s employment with the Company for Cause; or (iii) the Company terminates the Employee’s employment with the Company due to the Employee’s Disability, then the Employee or the Employee’s legal representatives (as appropriate), shall be entitled to receive the following:

(a)           the Employee’s accrued but unpaid Base Salary, if any, to the date of termination, payable within thirty (30) days after the termination of the Employee’s employment;

(b)           the unpaid portion of the Bonus, if any, relating to the fiscal year prior to the fiscal year of the Employee’s death, Disability, or termination by the Company for Cause, payable in accordance with Section 3.2; and

(c)           expenses reimbursable under Section 3.5 incurred but not yet reimbursed to the Employee to the date of termination, payable within thirty (30) days after the termination of the Employee’s employment; and

(d)           any rights the Employee may have under the Company’s benefit plans and the Consolidated Omnibus Budget Reconciliation Act.

5.2     By the Company Without Cause.  If during the Term the Company terminates Employee’s employment without Cause (which may be done at any time without prior notice), then, in addition to the payments upon termination specified in Section 5.1, the Employee shall receive, upon execution without revocation of a valid release agreement substantially in the form attached hereto as Exhibit A, continued payment of Base Salary for a period of six months following the date of termination.

5.3     By the Employee for Any Reason.  If the Employee terminates her employment for any reason, then the Employee shall be entitled to receive the payments specified in Section 5.1.  In addition, the Company in its sole discretion may elect, by written notice to the Employee given no later than twenty (20) days after receipt of the notice provided by the Employee to the Company pursuant to Section 4.4, to pay to the Employee the severance benefit set forth in Section 5.2 in exchange for the Employee’s (i) agreement to be subject to and legally bound by the covenants set forth in Section 6.2 and Section 6.3 and (ii) execution without revocation of a valid release agreement substantially in the form attached hereto as Exhibit A.

6.             Restrictions and Obligations of the Employee.

6.1     Confidentiality.  (a)  During the course of the Employee’s service relationship with the Company and its affiliates, the Employee will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries (the “Protected Parties”) which is not readily available from sources outside the Company.  The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses.  The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties.  The Employee acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties.  The Employee shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement).  Except as required by law or an order of a court or governmental agency with jurisdiction, the Employee shall not, during the period the Employee is employed by the Company or its subsidiaries or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Employee use it in any way, except in the course of the Employee’s employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Employee is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto.  The Employee shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Employee understands and agrees that the Employee shall acquire no rights to any such Confidential Information.

(b)                 All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 6.3 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries, whether prepared by the Employee or otherwise coming into the Employee’s possession, shall remain the exclusive property of the Company and its subsidiaries, and the Employee shall not remove any such items from the premises of the Company and its subsidiaries, except in furtherance of the Employee’s duties under any employment agreement.

(c)                 It is understood that while employed by the Company or its subsidiaries, the Employee will promptly disclose to it, and assign to it the Employee’s interest in any invention, improvement or discovery made or conceived by the Employee, either alone or jointly with others, which arises out of the Employee’s employment.  At the Company’s request and expense, the Employee will assist the Company and its subsidiaries during the period of the Employee’s employment by the Company or its subsidiaries and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d)                 As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Employee’s employment with the Company for any reason, the Employee will promptly deliver to the Company and its subsidiaries all copies and embodiments, in whatever form, of all Confidential Information in the Employee’s possession or within her control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material.  If requested by the Company, the Employee will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

6.2     Non-Solicitation.  During the Term and for the six-month period during which the Employee is receiving severance benefits from the Company pursuant to Section 5.2 or Section 5.3 of the Agreement, the Employee shall not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (a) any party who is a customer of the Company or its subsidiaries, or who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Employee’s employment terminates, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, (b) any supplier to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or (c) any employee of the Company or any of its subsidiaries or any person who was an employee of the Company or any of its subsidiaries during the twelve (12) month period immediately prior to the date the Employee’s employment terminates to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Employee, or any other person or any entity in competition with the Business of the Company or any of its subsidiaries.

6.3     Non-Competition.  During the Term and for the six-month period during which the Employee is receiving severance benefits from the Company pursuant to Section 5.2 or Section 5.3 of the Agreement, the Employee shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit her name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in the women’s career and casual separates clothing business in the geographic locations where the Company and its subsidiaries engage or propose to engage in such business (the “Business”).  Notwithstanding the foregoing, nothing in this Agreement shall prevent the Employee from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Employee has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Employee in connection with any permissible equity ownership).

6.4     Property.  The Employee acknowledges that all originals and copies of materials, records and documents generated by her or coming into her possession during her employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries (“Company Property”).  During the Term, and at all times thereafter, the Employee shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of her duties under the Agreement.  When the Employee’s employment with the Company terminates, or upon request of the Company at any time, the Employee shall promptly deliver to the Company all copies of Company Property in her possession or control.

7.             Nondisparagement.  The Employee agrees that she will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, Cerberus Capital Management, L.P., their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns.  “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

8.             Remedies; Specific Performance.  The Parties acknowledge and agree that the Employee’s breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach.  The Employee hereby consents to the grant of an injunction (temporary or otherwise) against the Employee or the entry of any other court order against the Employee prohibiting and enjoining her from violating, or directing her to comply with any provision of Section 6.  The Employee also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against her for such breaches or threatened or attempted breaches.  In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Employee set forth in Section 6, except as required by law, the Employee shall not be entitled to any payments set forth in Section 5.2 hereof if the Employee has breached the covenants applicable to the Employee contained in Section 6, the Employee will immediately return to the Protected Parties any such payments previously received under Section 5.2 upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Section 5.2.

9.             Other Provisions.

9.1           Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

(a)   If the Company, to:

Rafaella Apparel Group, Inc.

                                                           1411 Broadway
New York, New York  10018

Attention:  Secretary

Telephone:  (212) 403-0300
Fax  (212) 764-9275

(b)   If the Employee, to the Employee’s home address reflected in the Company’s records.

9.2           Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

9.3           Representations and Warranties by Employee.  The Employee represents and warrants that she is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Employee’s ability to perform her obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

9.4           Waiver and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.5           Governing Law, Dispute Resolution and Venue.

(a)           This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

(b)           The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.  In addition, the parties agree to the waiver of a jury trial.

9.6           Assignability by the Company and the Employee.  This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Employee without written consent signed by the other party; provided that the Company may assign the Agreement to any successor that continues the business of the Company.

9.7           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.8           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

9.9           Severability.  If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated.  The Employee acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

9.10         Judicial Modification.  If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

9.11         Tax Withholding.  The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the reasonable opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EMPLOYEE

/s/ Rosemary Mancino
Name: Rosemary Mancino
RAFAELLA APPAREL GROUP, INC.

By:	/s/ Christa Michalaros
Name: Christa Michalaros
Title: Chief Executive Officer